Exhibit 77(k)(f)

July 11, 2001

Securities and Exchange Commission
Washington, DC  20549
Ladies and Gentlemen:

We were previously principal accountants for the Pilgrim Russia Fund (the "Fund") (formerly the Lexington Troika Dialog Russia Fund, Inc.) and, under the date of February 7, 2000, we reported on the statement of assets and liabilities, including the portfolio of investments, of the Fund as of December 31, 1999 and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the three-year period then ended and for the period from July 3, 1996 (effective SEC registration date) to December 31, 1996. On November 2, 2000, our appointment as principal accountants was terminated. We have read the Fund's statements included under Item 77k of its Form N-SAR dated July 11, 2001, and we agree with such statements.


                                        Very truly yours,


                                        /s/ KPMG LLP